CENTURI CONSTRUCTION GROUP AWARD AGREEMENT
UNDER THE SOUTHWEST GAS HOLDINGS, INC.
OMNIBUS INCENTIVE PLAN, THE CENTURI LONG-TERM CAPITAL INVESTMENT
PLAN, AND THE CENTURI LONG-TERM INVESTMENT PLAN

This Award Agreement (“Award Agreement”) is dated as of ______________, 20___, by and between Centuri Construction Group, Inc., (the "Company" or “Centuri”), Southwest Gas Holdings, Inc., and ___________ ("Grantee"), pursuant to the Company's Long-Term Capital Investment Plan (“LTCIP”), Centuri Long-Term Incentive Plan (“LTIP”) and the Southwest Gas Holdings, Inc. Omnibus Incentive Plan (the "Plans"). Capitalized terms that are used, but not defined, in this Award Agreement shall have the meaning set forth in the Plans, and the Plans are incorporated by reference into this Award Agreement.
Overview of Your Long-Term Incentive Award Opportunity

Total Long-Term Incentive Target Amount:         $______
Cash Award at Target:                 $______
Value of Stock Award at Target:            $______
SWX Stock Price at Award:                $______

Aggregate Target Shares: ________ Shares

•	Time Based Shares (___%): ______ Shares

•	Performance Based Shares (___%): _____ Shares

Performance Period: January 1, 20__ to December 31, 20__
1.    Target Long-Term Incentive Award Opportunity. Grantee’s target long-term incentive amount is ____% of base salary. An amount equal to ___% of base salary will be awarded in cash while an amount equal to __% of base salary will be awarded in the form of Southwest Gas Holdings Inc. stock and vested pursuant to the terms of this Award Agreement and the Centuri LTCIP. The stock component of this agreement is further broken down into performance shares (__%) and time-based shares (__%).
2. Grant of Southwest Gas Holdings Shares. The Company and Southwest Gas Holdings, Inc. hereby grant to the Grantee shares of Southwest Gas Holdings common stock (“SWX” or “Share”), subject to the terms and conditions of this Award Agreement and the Plans. Each Share represents a share of Common Stock. Until the final number of Shares is determined and the Shares have vested, the Grantee shall not have any of the rights of a shareholder of the Company with respect to the Shares, except for the crediting of dividend equivalents as provided for in Section 9 below. Share Price for the award is determined by the closing price on the applicable stock exchange of one share of Common Stock on the last trading day immediately prior to the first day of the Performance Period.
3.     Restrictions on Alienation. Shares may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Shares are removed and the Shares are delivered to the Grantee in the form of shares of Common Stock.
4.    Performance and Time-Based Shares. Vesting of Performance and Time-based Shares takes place at the end of the three (3) year measurement period and the number of Shares is based upon the Enterprise Value (“EV”) achievement over the three (3) year measurement period beginning with the fiscal year in which the SWX Shares are granted. EV is defined by Enterprise Value (EV) = (EBITDA x Multiplier) – Net Debt. The time-based award is not subject to a threshold to generate a payment to the Grantee. Time‑based award amounts, however, are impacted by the change in EV at the end of the measurement period. The change in EV at the end of the measurement period, will determine the number (amount) of shares. Time based awards are capped at ____% of the target amount.
Stock Award Details
Calculation based on $______ target opportunity and $_______ stock target opportunity
$_______ __% Time Based = $________
$_______ __% Performance Based = $________
SWX Share Price at time of Grant = $_____
Assumes a target of __% annual growth in Enterprise Value (“EV”), a ___% Threshold and ___% Maximum

Time Based Performance Schedule Fiscal Years 20__-20__(Example)
Performance Level	Time Based	Vested SWX Shares
Below Threshold (__%)	$______	_______
Threshold (__% growth)	$______	_______
Target (__% growth)	$______	_______
Maximum (___%)	$______	_______

Performance Based Share Vesting Schedule Fiscal Years 20__-20__(Example)
Performance Level	Performance Based	Vested SWX Shares
Below Threshold (__% growth)	$0	0
Threshold (__% growth)	$_____	______
Target (___% growth)	$_____	______
Maximum (___%)	$_____	______

5. Holding Requirements. Grantee shall accumulate Southwest Gas Holdings, Inc. stock with a target value of a multiple of ___ (__) times base salary. Until Grantee reaches the target ownership requirement, Grantee must retain ___% of the net after-tax Shares granted under this Award Agreement. Grantee shall also accumulate a target value of __ (__) times base salary in cash deferred in the Centuri LTCIP pursuant to the deferral election to the Centuri Executive Deferred Compensation Plan (“EDCP”) and Internal Revenue Code Section 409A with respect to such award.

6.	Forfeiture of Shares.
All Shares granted shall be forfeited if, prior to the removal of restrictions, the Grantee has experienced a Termination for any reason other than as described below in Section 8. The Grantee shall execute any documents reasonably requested by the Company in connection with such forfeiture. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Shares shall cease and terminate, without any further obligation on the part of the Company.

7.	Removal of Restrictions.
(a) Death, Disability, Certain Involuntary Terminations and Terminations following a Change in Control.
Upon Grantee's death, Termination due to Disability, Termination due to a general reduction in force or specific elimination of the Grantee's job (except if contemporaneously with such elimination Grantee suffers a Termination for Cause), or Termination for any reason following a Change in Control, restrictions placed on each Performance and Time-based Share shall be removed, and the Measurement Cycle for purposes of Section 9 and Section 10 below shall be deemed to have ended. The prorated number of Shares awarded shall be determined by multiplying the percentage of Shares awarded at the “Target” performance level first stated above, by the ratio of actual months of service to 36 months of the original Measurement Cycle, with the resulting product being increased, if appropriate, as provided below in Section 9. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated number Shares.
(b) Retirement.
Upon Grantee's Retirement, the restrictions placed on the Performance and Time-based Shares under Section 3 above shall not be removed and the percentage of Performance and Time-based Shares earned shall not be determined until the end of the Measurement Cycle. The vested number of Performance and Time-based Shares shall be determined by multiplying the ratio of actual months of service to 36 months of the original Measurement Cycle by the percentage of Performance and Time-based Shares earned, based on actual performance achieved over the original Measurement Cycle with the resulting product being increased, if appropriate, as provided below in Section 9. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated number of Performance and Time-based Shares.

8.	Credit of Dividend Equivalents.
The Grantee’s account shall be credited with a number of Shares based on the amount of dividends that were declared and paid on shares of Common Stock during each fiscal quarter of the Measurement Cycle. The number of Shares upon which dividend equivalents shall be credited for the benefit of the Grantee is the total number of Shares finally determined to have been earned by the Grantee at the end of the Measurement Cycle in accordance with Sections 4, 5, 6 and/or 8, as appropriate. The total amount of each quarterly dividend equivalent shall be converted to the number of Shares attributable to that quarterly dividend equivalent, by dividing such dividend equivalent amount by the average of the closing price of the Common Stock on the dividend payment date during the appropriate Measurement Cycle. Incremental Shares credited for dividends may also earn dividend equivalents.
9. Distribution of Common Stock or Cash.
The Grantee shall receive a distribution of whole shares of Common Stock equal to the number of vested Shares plus dividend equivalents, as applicable, provided the Grantee has remained in continuous service with the Company during the entire term of the Measurement Cycle (except in the event of Retirement pursuant to Section 8(b)). Distribution of shares of Common Stock shall occur as soon as administratively possible following the last trading day of the quarter in which the Measurement Cycle ends (the “Distribution Date”), but in no event later than 180 days following the last trading day of the applicable quarter. Notwithstanding the immediately preceding sentence, in the case of a distribution of shares of Common Stock on account of any Termination pursuant to Section 8, other than death, distribution of vested Shares, plus any dividends payable with respect to such number of shares, on behalf of the Grantee, if the Grantee is a "specified employee" as defined in §1.409A-1(i) of the Final Regulations under Internal Revenue Code Section 409A, to the extent otherwise required under Section 409A, shall not occur until the date which is six (6) months following the date of the Grantee’s Termination (or, if earlier, upon the death of the Grantee). Upon a distribution of shares of Common Stock as provided herein, the Company and Southwest Gas Holdings, Inc. shall cause the Common Stock then being distributed to be registered in the Grantee’s name, but shall not issue certificates for the Common Stock unless the Grantee requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Company and Southwest Gas Holdings, Inc. The Company and Southwest Gas Holdings, Inc. shall deliver certificates to the Grantee as soon as administratively practicable following the Company’s receipt of a written request from the Grantee for delivery of the certificates. From and after the date of receipt of such distribution, the Grantee or the Grantee's legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable state and federal regulations.
10. Administration.
This Award Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plans. Any inconsistency between this Award Agreement and the Plans shall be resolved in favor of the Plans.

11. Miscellaneous.
(a)Nothing in this Award Agreement or the Plans shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company.

(b)The Centuri Compensation Committee (“Committee”) may terminate, amend, or modify the Long-Term Capital Incentive Plan and Long-Term Incentive Plan, and the Southwest Gas Holdings Inc. Board of Directors may terminate, amend, or modify the Omnibus Incentive Plan; provided, however, that no such termination, amendment, or modification of the Plans may in any way adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent.

(c)The Grantee shall not have voting rights with respect to the Shares until the Shares are settled, vested, and have been distributed as shares of Common Stock.

(d)This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Award Agreement or the Plans to the substantive law of another jurisdiction.

(f)Notwithstanding the established performance measures in this Award Agreement, in determining attainment of any such performance measures, the Committee shall exclude the impact of the following specified objective events, [___]: effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; effects of divestitures; and effects of items that are considered to be of an unusual nature or of a type that indicates infrequency of occurrence or both.

Grantee acknowledges that this Award Agreement and the Plans set forth the entire understanding between Grantee and the Company regarding the acquisition of the Shares granted pursuant to this Award Agreement. Grantee has reviewed and fully understands all provisions of this Award Agreement and the Plans in their entirety. Grantee acknowledges that Shares awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Shares are vested and the Shares are delivered to the Grantee in the form of shares of Common Stock.

SOUTHWEST GAS HOLDINGS, INC.
By: _______________________

     [Name]
     [Title]

CENTURI CONSTRUCTION GROUP, INC.

By: _______________________

GRANTEE
By: _______________________